Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-167837 of our reports dated February 28, 2011 (September 19, 2011, as to Note 9, Note 15 and the effects of the discontinued operations presentation described in Note 14) relating to the financial statements of Iron Mountain Incorporated and the effectiveness of Iron Mountain Incorporated’s internal control over financial reporting, appearing in the Current Report on Form 8-K dated September 19, 2011 of Iron Mountain Incorporated.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 20, 2011